Exhibit 99.5

RAY MAPLE INC. (“the Company”)

CLAWBACK POLICY

Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated thereunder and Nasdaq Listing Rule 5608.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange (including Nasdaq Listing Rule 5608) on which the Company’s securities are listed, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”). For purposes of this Policy, “executive officer” has the meaning given to that term under Rule 10D-1 of the Exchange Act and Nasdaq Listing Rule 5608, and includes the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function, and any other person who performs similar policy-making functions for the Company.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements, including both a restatement that corrects an error in previously issued financial statements that is material to those previously issued financial statements (a “Big R” restatement) and a restatement that corrects an error that is not material to previously issued financial statements but that would result in a material misstatement if the error were left uncorrected in the current period or were corrected in the current period (a “little r” restatement), due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive (i) after such Covered Executive began service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that Incentive Compensation, and (iii) while the Company had a class of securities listed on a national securities exchange, in each case during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. For purposes of this Policy, the “date on which the Company is required to prepare an accounting restatement” is the earlier of (a) the date on which the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, and (b) the date on which a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement. The Company will recover reasonably promptly any excess Incentive Compensation that is erroneously awarded to a Covered Executive as a result of such accounting restatement, and such recovery will be required regardless of whether any misconduct occurred and regardless of whether the Covered Executive was responsible for the error giving rise to the accounting restatement.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. Incentive Compensation is deemed to be “received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment, grant, vesting or settlement of such Incentive Compensation occurs after the end of that fiscal period. Incentive Compensation includes:

●	Annual bonuses and other short- and long-term cash incentives.

●	Stock options.

●	Stock appreciation rights.

●	Restricted stock.

●	Restricted stock units.

●	Performance shares.

●	Performance units.

Financial reporting measures include:

●	Company stock price.

●	Total shareholder return.

●	Revenues.

●	Net income.

●	Earnings before interest, taxes, depreciation, and amortization (EBITDA).

●	Funds from operations.

●	Liquidity measures such as working capital or operating cash flow.

●	Return measures such as return on invested capital or return on assets.

●	Earnings measures such as earnings per share.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq in accordance with Rule 10D-1 and Nasdaq Listing Rule 5608.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a)	requiring reimbursement of cash Incentive Compensation previously paid;

(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c)	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d)	cancelling outstanding vested or unvested equity awards; and/or

(e)	taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation, nor shall the Company pay or reimburse any Covered Executive for premiums on any insurance policy obtained by the Covered Executive to fund potential recovery obligations under this Policy.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange (including Nasdaq Listing Rule 5608) on which the Company’s securities are listed. Recovery will be required in each case except to the extent that the Board determines that recovery would be impracticable and one or more of the following conditions is met: (i) the direct expense that would be paid to a third party to assist in enforcing recovery would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover the erroneously awarded Incentive Compensation, documented such reasonable attempt and provided that documentation to Nasdaq; (ii) recovery would violate a law of the Company’s home country, being the Cayman Islands, that was adopted prior to November 28, 2022, and the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

3